Exhibit 99.2

NEWS

SANMINA’S CFO DAVID ANDERSON ANNOUNCES PLANS TO RETIRE

San Jose, CA — January 28, 2019.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM) announced that Chief Financial Officer, David Anderson, plans to retire from his role to spend more time with his family.  Anderson’s career with the company spans 17 years.  David joined Sanmina in 2002 and has held various financial positions becoming CFO in 2017. To ensure a smooth transition, Anderson will continue in his role as Chief Financial Officer until a successor is named, and then will move to an advisory role until March 27, 2020.  Sanmina has started a search for his successor.

“David leaves behind an outstanding record as a corporate leader, as a finance executive and as a mentor to countless people with whom he has worked during his 17 years,” said Jure Sola, Executive Chairman. “David has played a significant role in driving financial and operational improvements across the organization with unwavering integrity and commitment to strong financial controls.”

“I have worked with David for a number of years during my prior time at Sanmina, as a board member and as current CEO and his financial expertise, business acumen and strategic insight is second to none.  David has been a driving force in setting up the organization for success and he will be missed.  I thank David for his continued support while we find his replacement,” stated Michael Clarke, Chief Executive Officer.

“It has been a privilege to work alongside this talented and dedicated Sanmina team,” said David Anderson. “I am proud of the significant achievements of the Sanmina team. I know that the team will continue to focus on creating value for Sanmina’s customers, suppliers, employees and shareholders under Michael’s & Jure’s leadership. I am committed to ensuring a smooth transition to the new CFO and I thank Jure, Michael, Sanmina’s Board and all of Sanmina’s employees, both past and present, for all their support during my tenure with the Company.”

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy and industries that include embedded computing technologies such as point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

408-964-3610